Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-274142 and 333-287240), the Registration Statements on Form S-1 (File Nos. 333-288085 and 333-290941), and the Registration Statement on Form S-3 (File No. 333-277585) of GeoVax Labs, Inc. of our report dated April 15, 2026, relating to the consolidated financial statements of GeoVax Labs, Inc. which report expresses an unqualified opinion and includes an explanatory paragraph relating to going concern, appearing in this Annual Report on Form 10-K of GeoVax Labs, Inc. for the year ended December 31, 2025.

/s/ WIPFLI LLP

Atlanta, Georgia

April 15, 2026